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Exhibit 99.2

QWEST COMMUNICATIONS PLACES $1.75 BILLION IN SENIOR NOTES

Reacting to Strong Market Demand
Offering Upsized 40% to $1.75 Billion from $1.25 Billion

        DENVER, June 8, 2005—Qwest Communications International Inc. (NYSE: Q) and its Qwest Corporation (QC) subsidiary announced today that they have priced an offering of $1.75 billion aggregate principal amount of senior debt securities. Reacting to strong demand, the company increased the previously announced offering by 40 percent from $1.25 billion to $1.75 billion.

        The debt securities will be issued in three series:

  —
  An eight-year senior note series with a floating interest rate determined by LIBOR (London Interbank Offered Rate) plus 325 basis points, with an aggregate principal amount of $750 million at QC.

  —
  A ten-year senior note series priced at 7.625 percent with an aggregate principal amount of $400 million at QC.

  —
  A nine-year senior note series priced to yield 8.875 percent with an aggregate principal amount of $600 million at Qwest Communications International Inc. (QCII).

        "We're pleased with the strong demand and success of this offer," said Oren G. Shaffer, Qwest vice chairman and CFO. "This series of transactions further strengthens our financial position by improving liquidity and extending maturities, without altering our debt profile."

        The QC floating interest rate note and the ten-year note were priced at par. The QCII nine-year note with a coupon of 7.50 percent was priced at approximately $918.27 per $1,000 principal amount. The net proceeds of the offering will be used for general corporate purposes, including repayment of indebtedness, and funding and refinancing investments in the company and its subsidiaries' telecommunications assets.

        Concurrent with the initial announcement of this offering, the company announced an offer to purchase for cash up to $904 million aggregate principal amount of its specified series of outstanding debt securities at Qwest Services Corporation and QC. In addition, the company plans to call $750 million of its $1.25 billion Term Loan at QC.

        The sales of the fixed rate notes and the floating rate notes are expected to close on June 17, 2005.

        The company placed the securities in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Qwest

        Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

        This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors consolidating with other providers or otherwise reorganizing their capital structure to more effectively compete against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; and our ability to utilize net operating losses in projected amounts.

        The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

        Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

        The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Steve Hammack	Stephanie Comfort
	303-896-3030	800-567-7296
	steve.hammack@qwest.com	IR@qwest.com

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QWEST COMMUNICATIONS PLACES $1.75 BILLION IN SENIOR NOTES